                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

The TIGERS Revenue Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

One Commerce Square, 2005 Market Street, Suite 3320, Philadelphia, PA 19103

Telephone Number (including area code):

(215) 854-8181

Name and Address of agent for service of process:

Vincent T. Lowry,
One Commerce Square, 2005 Market Street, Suite 3320, Philadelphia, PA 19103

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the City of Philadelphia  and the  Commonwealth of Pennsylvania on the
19th day of December, 2006.

                                          Signature The TIGERS Revenue Trust
                                                    (Name of Registrant)

                                          By:      /s/ Vincent T. Lowry
                                                   Vincent T. Lowry
                                                   (Name of director, trustee or
                                                    officer signing on behalf of
                                                    Registrant)

                                                   Chairman and Trustee
                                                   (Title)

Attest:  /s/ Jennifer Folgia
         Jennifer Folgia

         Secretary
         (Title)